Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive, Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463

Bel Announces Anticipated Retirement of Pete Bittner,

President of Connectivity Solutions

WEST ORANGE, NJ, Thursday, January 15, 2026 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) (“Bel” or “the Company”), a leading global manufacturer of products that power, protect and connect electronic circuits, today announced the anticipated retirement of Pete Bittner, President of Connectivity Solutions, effective April 3, 2026 after more than three decades of dedicated service.

Pete Bittner joined Bel in 1990 and has been instrumental in driving the growth and success of the Connectivity Solutions business. Throughout his distinguished 35-year career, Pete led with vision, integrity, and a steadfast commitment to Bel’s customers and teams. His leadership has guided the organization through periods of transformation, fostering innovation and helping to establish Bel’s reputation for quality and reliability in the industry. Pete’s collaborative spirit and mentorship have been central to building a culture of continuous improvement and teamwork across Bel. His deep expertise and strategic perspective have left a lasting legacy, shaping the Company’s trajectory and supporting its ongoing commitment to excellence.

Farouq Tuweiq, CEO of Bel, commented, "It has been a pleasure and privilege to work with Pete as a strategic partner. His leadership, integrity, and commitment to Bel’s success have made a lasting impact on our organization. I thoroughly appreciate the significant amount of work accomplished under Pete’s leadership which resulted in doubling the profitability of the Connectivity Solutions business over the past four years. Pete will be greatly missed, and we wish him all the best in his well-deserved retirement."

Daniel Bernstein, Chairman of Bel’s Board, added, "Pete’s contributions over his tenure have been invaluable. I have enjoyed working with him and witnessing the positive influence he has had on Bel’s culture and growth. On behalf of the Board, I extend our sincere thanks and best wishes to Pete as he embarks on this new chapter."

"Reflecting on my journey at Bel over the past three decades, I am deeply grateful for the opportunities I’ve had to work alongside such talented and dedicated colleagues,” said Pete Bittner. “Together, we have grown the business and navigated many challenges. I have truly enjoyed being part of the Bel family and am proud of what we have accomplished."

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits. These products are primarily used in the defense, commercial aerospace, networking, telecommunications, computing, general industrial, high-speed data transmission, transportation and eMobility industries. Bel's portfolio of products also finds application in the automotive, medical, broadcasting and consumer electronics markets. Bel's product groups include Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies), and Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components). The Company operates facilities around the world.

Company Contact:

Lynn Hutkin

Chief Financial Officer

ir@belf.com

Investor Contact:

Three Part Advisors

Jean Marie Young, Managing Director or Steven Hooser, Partner
631-418-4339

jyoung@threepa.com; shooser@threepa.com

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